Exhibit 23.5

October 1, 2004

PainCare Holdings, Inc.

1030 N. Orange Avenue

Suite 105

Orlando, FL 32801

Ladies and Gentlemen:

The undersigned hereby consents to being named as a nominee to serve as a director of PainCare Holdings, Inc. (the “Company”) in the Company’s Registration Statements on Form S-3 (SEC File No.’s 333-118781 and 333-128860)

Very truly yours,

/S/ ALDO F. BERTI
Aldo F. Berti